UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 28, 2021
RUSH STREET INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39232	84-3626708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
900 N. Michigan Avenue, Suite 950
Chicago, Illinois 60611
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (312) 915-2815
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RSI	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 28, 2021, Gregory A. Carlin notified the Executive Chairman of Rush Street Interactive, Inc. (the “Company”) of his resignation as a member of the Board of Directors of the Company (the “Board”), and from any other offices, committees or positions that he holds, effective as of December 28, 2021. Mr. Carlin’s decision was not the result of any disagreement with the Board or the Company on any matter relating to its operations, policies or practices.

The Company and the Board express their sincere appreciation for Mr. Carlin’s service to the Company and his valuable contributions to the Board.

In connection with his resignation, Mr. Carlin has agreed on behalf of himself and certain affiliated trusts, to, among other things, refrain for a period of 12 months from selling more than four million shares of the Company’s Class A common stock (which represents less than 12% of Mr. Carlin’s directly and indirectly held common stock of the Company), unless otherwise approved by the Company.

In accordance with the Company’s Second Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws and that certain Investor Rights Agreement entered into in connection with the previously announced business combination that completed on December 29, 2020, the vacancy on the Board and Compensation Committee of the Board resulting from Mr. Carlin’s resignation will remain unfilled until such time as a new director is identified and appointed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH STREET INTERACTIVE, INC.

	By:	/s/ Kyle Sauers
Name: Kyle Sauers
Title: Chief Financial Officer

Dated: December 30, 2021